Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Biodesix, Inc.:

We consent to the use of our report dated May 27, 2020, except for earnings per share and Note 1(aa), as to which the date is August 12, 2020 and Note 14, as to which the date is October 20, 2020, incorporated by reference herein.

/s/ KPMG LLP

Denver, Colorado

November 2, 2020